Exhibit 99.1

Murphy USA Inc. Reports Second Quarter 2015 Results

El Dorado, Arkansas, August 5, 2015 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and six months ended June 30, 2015.

Key Second Quarter 2015 highlights

•	Net income of $26.2 million decreased $47.0 million from Q2 2014 net income of $73.2 million
•	Earnings per share, assuming dilution, were $0.59 compared to $1.57 in Q2 2014
•	Retail fuel volumes grew 1.9% overall for the quarter but declined 2.4% on an average per store month (APSM) basis and declined 2.1% on a same store sales (SSS) basis.
•	Merchandise unit margins set a quarterly record at 14.6% compared to Q2 2014 merchandise unit margins of 13.7%
•	Non-tobacco merchandise sales increased 7.5% APSM (6.1% SSS) and associated margin dollars increased 8.6% APSM (7.2% SSS)
•	New stores added in the quarter totaled nine with an additional five sites opened since quarter end and 39 sites under construction
•	Hereford ethanol yield achieved a quarterly and six month plant record, offsetting in part lower crush spreads; plant turnaround results demonstrate sustained improved financial performance
•	Share repurchases in the second quarter totaled $150 million
•	Cash and cash equivalents ended the quarter at $121.4 million

Three-month results

For the three month period ended June 30,  2015, the Company reported net income of $26.2 million or $0.59 per diluted share on revenues of $3.5 billion.  Net income was $73.2 million, or $1.57 per diluted share, for the comparable period in 2014 on revenues of $4.7 billion.  Average retail fuel prices for the second quarter 2015 (including taxes) were $2.42 per gallon versus $3.47 per gallon in the same period of 2014.  The decrease in earnings reflects lower retail fuel margins, lower product supply and wholesale contribution and lower earnings from ethanol operations partially offset by higher sales of Renewable Identification Numbers (RINs) and improved merchandise margins.  The 2014 period contained a tax benefit of $6.8 million due to lower state income tax rates.

“While the Q2 fuel environment was challenging, it was not unexpected as our guidance anticipated this scenario,” said President and CEO Andrew Clyde.  “Spot gasoline prices rose over 77 cpg since January lows, recouping much of last year’s falloff and setting up Q3 2015 nicely as crude prices tumbled again in late June.  Volatility continues to be front and center and our business model both demonstrated its resilience and strengthened its core as same store merchandise sales and margin dollars grew while per store operating expenses were further reduced,” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $75.9 million for the three month period ended June 30,  2015, compared to $137.2 million for the same period in 2014.

Total quarterly retail fuel sales increased 1.9% to 1.01 billion gallons sold in 2015 compared to 993.1 million gallons sold in 2014.    Retail fuel gallons sold on an APSM basis decreased 2.4% to 265,158 gallons (SSS decrease of 2.1%).   Retail fuel margins (before credit card expenses) decreased 4.2 cents per gallon (cpg) to 9.0 cpg in the 2015 quarter compared to 13.2 cpg in the 2014 period.  During the quarter, refined product prices experienced sharp increases which adversely impacted both retail margins and volumes.   Volumes were also negatively affected by the absence of the Walmart 10/15 cent discount program which was in effect the latter part of May and all of June in 2014. Product supply and wholesale margin dollars excluding RINs decreased to $14.4 million in the 2015 period compared to $45.4 million in the second quarter of 2014. Income generated from the sale of RINs increased to $36.2 million in the 2015 period from  $23.3 million in the 2014 period as 58 million RINs were sold at an average price of $0.62 per RIN in the current period.

Quarterly merchandise revenues rose $23.9 million to $572 million from  $548 million in the 2014 period.  Merchandise unit margins increased to a record 14.6% in the current quarter from 13.7% in 2014 due to improved margins for cigarettes and other tobacco products among other categories.  For the current quarter, total non-tobacco sales dollars increased 12.1% with the largest increases shown in general merchandise,  packaged beverages and lottery/lotto while margin dollars increased 11.0%.    On an APSM basis, merchandise sales were flat as tobacco products declined 2.1%,  mostly offset by a 7.5% increase in non-tobacco sales.    On a SSS basis, merchandise sales were up 0.9% as tobacco products declined 0.5%, offset by a 6.2% increase in non tobacco sales.  Quarterly merchandise margin dollars on an APSM basis were  up 6.4% (6.9% SSS) with tobacco margin dollars up 4.9% (up 6.8% SSS) and an increase in non-tobacco margin dollars of 8.6% (7.2% SSS).     The difference between the APSM and SSS results highlights the impact of our growing mix of small store formats (e.g. 1200 sq. ft.) which have a higher mix of non tobacco sales and a ramp up period on tobacco sales.

Historically, the Company has used the APSM metric to represent certain data on a per site basis.  The APSM metric includes all stores open through the date of the calculation.  Other retailers have used same store sales (SSS) as their metric.  SSS for the Company include aggregated individual store results for all stores open throughout both periods presented.  For all periods presented, the store must have been open for the entire calendar year to be included in the comparison.  Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation.  If a store is replaced, either at the same location (raze and rebuild) or relocated to a new location, it will typically be immaterial and will also remain in the calculation.  Newly constructed sites do not enter the calculation until they are open for each full year for the periods being compared (open by January 1, 2014 for the sites being compared in the 2015 versus 2014 calculations).

Station and other operating expenses declined $2.7 million to $130.5 million for the current quarter, compared to $133.2 million for the same period in 2014.  Retail costs on an APSM basis declined 6.5% period over period, primarily due to reduced credit card fees associated with lower retail fuel prices.  Excluding credit card expenses, station operating expenses on an APSM basis decreased 2.5%.  Lower shrink, maintenance and promotion expenses in the current period led to the lower overall operating costs.  Selling, general and administrative (SG&A) expenses increased $3.6 million to $33.2 million due primarily to higher professional services fees for ongoing projects.

The Company’s ethanol plant in Hereford, Texas, generated an operating income of $1.4 million for 2015 compared to net earnings of $8.8 million in  Q2 2014 reflecting markedly lower market crush spreads (43 cpg lower) which were partially offset by  a record quarterly yield of 2.88 gallons per bushel, higher throughput and the addition of corn oil sales.  Plant production increased 9% to 23.9 million gallons.  The improved yield and higher production was a result of better plant operations stemming from our capital and operational improvement programs, including the addition of a distillers’ corn oil system and other enhancement projects.

Interest expense decreased by $2.2 million in 2015 compared to the prior year quarter due to the repayment in May 2014 of a $150 million term loan under our credit facilities and no repeat of a $1.9 million charge related to a write-off of deferred debt costs for the repaid term loan.

Capital expenditures for the quarter ended June 30,  2015, increased $29.6 million to $58.9 million from $29.3 million in 2014.  Current period capital expenditures include $48.2 million for retail growth and $7.3 million spent on retail maintenance items.

Six-month results

For the six month period ended June 30, 2015, the Company reported net income of $49.1 million or $1.09 per diluted share on revenues of $6.5 billion.  Net income was $82.9 million, or $1.77 per diluted share, for the comparable period in 2014 on revenues of $8.9 billion.  Average retail fuel prices for 2015 (including taxes) were $2.26 per gallon versus $3.35 per gallon in the same period of 2014. The decrease in earnings reflects lower product supply and wholesale contribution, lower earnings from ethanol operations and lower retail fuel margins partially offset by higher RIN sales and improved merchandise margins.  The 2014 period contained an after-tax benefit of $10.9 million from a LIFO decrement and the previously mentioned state tax benefit of $6.8 million.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $138.6 million for the six month period ended June 30, 2015, compared to $180.4 million for the same period in 2014.

Total retail fuel sales increased 3.7% to 1.97 billion gallons sold in 2015 compared to 1.90 billion gallons sold in 2014.  Retail fuel gallons sold on an APSM basis decreased 0.8% to 259,425 gallons (SSS decrease of 0.6%).  Retail fuel margins (before credit card expenses) decreased 0.6 cpg to 9.5 cpg in 2015 compared to 10.1 cpg in 2014.  Product supply and wholesale margin dollars excluding RINs decreased to $13.3 million in the 2015 period compared to $75.2 million in 2014.  The 2014 period included a benefit of $17.8 million related to a LIFO decrement. Income generated from the sale of RINs increased to $73.8 million in the 2015 period from $40.9 million in the 2014 period as 112 million RINs were sold at an average price of $0.66 per RIN in the current period.

Merchandise revenues rose $45.3 million to $1.10 billion from $1.05 billion in the 2014 period.  Merchandise unit margins increased to 14.3% in 2015 from 13.9% in 2014 due to improved margins for cigarettes and certain non tobacco products.  Total non-tobacco sales dollars increased 11.9% with the largest increases shown in packaged beverages, lottery/lotto, and alternative snacks while margin dollars increased 10.8%.  On an APSM basis, merchandise sales were down 0.2% as tobacco products declined 2.2%, mostly offset by a 7.1% increase in non-tobacco sales.    On a SSS basis, merchandise sales were up 0.9% as tobacco products declined 0.4%, more than offset by a 5.8% increase in non tobacco sales.  Merchandise margin dollars on an APSM basis were up 3.2% (3.8% SSS) with tobacco margin dollars up 1.5% (up 3.3% SSS) and an increase in non-tobacco margin dollars of 5.9% (4.7% SSS).

Station and other operating expenses declined $3.1 million to $252.6 million for the current year, compared to $255.7 million for the same period in 2014.  Retail costs on an APSM basis declined 5.8% period over period, primarily due to reduced credit card fees associated with lower retail fuel prices.  Excluding credit card expenses, station operating expenses on an APSM basis decreased 1.4%.  Lower shrink, promotion expense, and labor costs in the current period led to the lower overall operating costs.  Selling, general and administrative (SG&A) expenses increased $6.9 million to $64.7 million due primarily to higher professional services fees for ongoing projects.

The Company’s ethanol plant in Hereford, Texas, generated an operating income of $0.8 million for 2015 compared to net earnings of $10.0 million in 2014 reflecting lower market crush spreads which were partially offset by a  record yield of 2.85, higher throughput and the addition of corn oil sales.  Plant production increased 18% to 46.2 million gallons.  The improved yield and higher production was a result of better plant operations stemming from our recent capital and operational improvement program.

Interest expense decreased by $3.0 million in 2015 compared to the prior year due to the repayment in May 2014 of a $150 million term loan under our credit facilities and no repeat of a $1.9 million charge related to a write-off of deferred debt costs for the repaid term loan.

Capital expenditures for the six month period ended June 30, 2015, increased $38.3 million to $91.4 million from $53.1 million in 2014.  Current period capital expenditures include $70.6 million for retail growth and $15.7 million spent on retail maintenance items.

Station Openings

During the second quarter of 2015, Murphy USA opened nine retail locations.  Through early August 2015, the Company has opened an additional five sites.   With the addition of all these stores, Murphy USA has 1,282 total locations in operation that include 1,069 Murphy USA sites and 213 Murphy Express sites.  We also have 39 sites currently under construction that will be added to our network in the near future.

Cash Flow and Financial Resources

For the quarter ended June 30,  2015, cash flow provided by operating activities increased $17.7 million to  $43.4 million due primarily to increased changes in noncash working capital partially offset by lower net income.  Cash flows required by investing activities in the second quarter of 2015 increased $29.8 million to $59.1 million, consisting primarily of property additions.  Cash flows used in financing activities increased $45.0 million to $150.6 million in the second quarter of 2015 due to the share repurchase program currently being executed as announced in late 2014.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was negative $15.4 million compared to negative $3.6 million in the prior year period.  The large decrease was due to higher capital expenditures and reduction of income taxes payable.

Cash and cash equivalents on hand at  June 30,  2015 totaled $121.4 million and there were no borrowings under the asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013.  Using June 30,  2015  information, the borrowing base was recalculated at $297.5 million in July 2015 and remains undrawn.  Total debt at June 30,  2015 of $489.3 million (net of unamortized debt discount and debt issuance costs)  consisted primarily of the $500.0 million in senior unsecured notes due in 2023.

“Looking ahead, we remain focused on our strategic allocation of capital,” said Mr. Clyde.  “Our non-core Hereford and CAM Pipeline assets have been significantly improved and are now more attractive to prospective future buyers. We delivered on our $250-million share repurchase program with over $191-million completed since its inception. We continue to invest in new stores and have refreshed 140 older stores year to date.  This long-term focus is what makes Murphy USA a strong competitor over the long run.”

Earnings Call Information

The Company will host a conference call on August 6,  2015, at 10:00 a.m. Central time to discuss second quarter 2015 results.  The conference call number is  1 (877) 291-1367 and the conference number is 76957507. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through August 10,  2015, by dialing 1(855) 859-2056 and referencing conference number 76957507.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2014 (filed February 27,  2015)  and, when available, our Quarterly Report on Form 10-Q for the quarterly period ended June 30,  2015 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contacts: Investors/Media

Investor Relations:

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations, taylotl@murphyusa.com

Media Relations:

Jerianne Thomas (870) 875-7770, Director, Corporate Communications; jerianne.thomas@murphyusa.com

I

Murphy USA Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars except per share amounts)	2015	2014	2015	2014
Revenues
Petroleum product sales (a)	$2,858,910	$4,121,694	$5,216,989	$7,716,041
Merchandise sales	572,164	548,260	1,096,301	1,050,982
Ethanol sales and other	86,147	87,995	166,446	155,260
Total revenues	3,517,221	4,757,949	6,479,736	8,922,283
Costs and Operating Expenses
Petroleum product cost of goods sold (a)	2,750,602	3,943,134	5,011,688	7,443,480
Merchandise cost of goods sold	488,540	472,909	939,093	905,371
Ethanol cost of goods sold	38,440	41,767	73,020	79,537
Station and other operating expenses	130,472	133,223	252,647	255,700
Depreciation and amortization	21,317	19,685	42,495	39,346
Selling, general and administrative	33,249	29,698	64,705	57,769
Accretion of asset retirement obligations	379	300	757	597
Total costs and operating expenses	3,462,999	4,640,716	6,384,405	8,781,800
Income from operations	54,222	117,233	95,331	140,483
Other income (expense)
Interest income	15	13	1,888	28
Interest expense	(8,329)	(10,527)	(16,658)	(19,622)
Gain (loss) on sale of assets	(23)	—	(19)	170
Other nonoperating income (expense)	(4,854)	894	510	1,006
Total other income (expense)	(13,191)	(9,620)	(14,279)	(18,418)
Income before income taxes	41,031	107,613	81,052	122,065
Income tax expense	14,840	34,381	31,929	39,981
Income from continuing operations	26,191	73,232	49,123	82,084
Income from discontinued operations, net of taxes	—	—	—	781
Net Income	$26,191	$73,232	$49,123	$82,865
Earnings per share - basic:
Income from continuing operations	$0.59	$1.58	$1.09	$1.76
Income from discontinued operations	—	—	—	0.02
Net Income - basic	$0.59	$1.58	$1.09	$1.78
Earnings per share - diluted:
Income from continuing operations	$0.59	$1.57	$1.09	$1.75
Income from discontinued operations	—	—	—	0.02
Net Income - diluted	$0.59	$1.57	$1.09	$1.77
Weighted-average shares outstanding (in thousands):
Basic	44,078	46,233	44,851	46,490
Diluted	44,409	46,527	45,218	46,708
Supplemental information:
(a) Includes excise taxes of:	$483,470	$483,082	$946,444	$928,487

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended June 30,		Six Months Ended June 30,
Marketing Segment	2015	2014	2015	2014

Revenues
Petroleum product sales	$2,858,910	$4,121,694	$5,216,989	$7,716,041
Merchandise sales	572,164	548,260	1,096,301	1,050,982
Other	36,911	23,904	75,199	42,272
Total revenues	$3,467,985	$4,693,858	$6,388,489	$8,809,295

Costs and operating expenses
Petroleum products cost of goods sold	2,750,602	3,943,134	5,011,688	7,443,480
Merchandise cost of goods sold	488,540	472,909	939,093	905,371
Station and other operating expenses	122,377	124,229	236,911	238,044
Depreciation and amortization	19,975	18,653	39,878	37,282
Selling, general and administrative	32,885	29,274	63,979	56,900
Accretion of asset retirement obligations	379	300	757	597
Total costs and operating expenses	$3,414,758	$4,588,499	$6,292,306	$8,681,674

Income from operations	$53,227	$105,359	$96,183	$127,621

Other income
Interest expense	(5)	—	(7)	—
Gain (loss) on sale of assets	(23)	—	(19)	170
Other nonoperating income	146	94	225	206
Total other income	$118	$94	$199	$376

Income from continuing operations
before income taxes	53,345	105,453	96,382	127,997
Income tax expense	19,878	33,793	38,159	42,576
Income from continuing operations	$33,467	$71,660	$58,223	$85,421

Gallons sold per store month	265,158	271,599	259,425	261,446
Fuel margin (cpg)	9.0	13.2	9.5	10.1
Fuel margin $ per store month	$23,958	$35,713	$24,619	$26,382

Total tobacco sales revenue per store month	$114,470	$116,893	$110,575	$113,105
Total non-tobacco sales revenue per store month	$35,528	$33,054	$33,488	$31,274
Total merchandise sales revenue per store month	$149,998	$149,947	$144,063	$144,379

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Merchandise margin $ per store month	$21,923	$20,608	$20,658	$20,003
Merchandise margin as a percentage of merchandise sales	14.6%	13.7%	14.3%	13.9%

Store count at end of period	1,277	1,223	1,277	1,223
Total store months during the period	3,814	3,656	7,610	7,279

Same store sales information (compared to APSM metrics)

	SSS	APSM	SSS	APSM
	Three months ended		Six months ended
	June 30, 2015		June 30, 2015
Fuel gallons per month	(2.1%)	(2.4%)	(0.6%)	(0.8%)

Merchandise sales	0.9%	0.0%	0.9%	(0.2%)
Tobacco sales	(0.5%)	(2.1%)	(0.4%)	(2.2%)
Non tobacco sales	6.1%	7.5%	5.8%	7.1%

Merchandise margin	6.9%	6.4%	3.8%	3.2%
Tobacco margin	6.8%	4.9%	3.3%	1.5%
Non tobacco margin	7.2%	8.6%	4.7%	5.9%

Murphy USA Inc.

Consolidated Balance Sheets

	June 30,	December 31,
(Thousands of dollars)	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$121,445	$328,105
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2015 and $4,456 in 2014	174,149	140,091
Inventories, at lower of cost or market	207,558	182,914
Prepaid expenses and other current assets	25,872	14,772
Total current assets	529,024	665,882
Property, plant and equipment, at cost less accumulated depreciation and amortization of $760,916 in 2015 and $730,202 in 2014	1,299,206	1,253,124
Other assets	13,804	11,058
Total assets	$1,842,034	$1,930,064
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$122	$—
Trade accounts payable and accrued liabilities	456,763	386,999
Income taxes payable	6,024	25,600
Deferred income taxes	9,118	481
Total current liabilities	472,027	413,080

Long-term debt, including capitalized lease obligations	489,281	488,250
Deferred income taxes	109,213	118,609
Asset retirement obligations	23,241	22,245
Deferred credits and other liabilities	28,955	29,175
Total liabilities	1,122,717	1,071,359
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2015 and 2014, respectively)	468	468
Treasury stock (3,920,613 and 1,056,689 shares held at
June 30, 2015 and December 31, 2014, respectively)	(235,390)	(51,073)
Additional paid in capital (APIC)	553,677	557,871
Retained earnings	400,562	351,439
Total stockholders' equity	719,317	858,705
Total liabilities and stockholders' equity	$1,842,034	$1,930,064

Murphy USA Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars)	2015	2014	2015	2014
Operating Activities
Net income	$26,191	$73,232	$49,123	$82,865
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	—	—	—	(781)
Depreciation and amortization	21,317	19,685	42,495	39,346
Amortization of deferred major repair costs	354	264	701	433
Deferred and noncurrent income tax credits	(4,276)	(6,382)	(9,397)	(10,938)
Accretion on discounted liabilities	379	300	757	597
Pretax (gains) losses from sale of assets	23	—	19	(170)
Net (increase) decrease in noncash operating working capital	(6,081)	(65,886)	(13,892)	18,866
Other operating activities - net	5,491	4,513	8,010	8,211
Net cash provided by continuing operations	43,398	25,726	77,816	138,429
Net cash provided by discontinued operations	—	—	—	134
Net cash provided by operating activities	43,398	25,726	77,816	138,563
Investing Activities
Property additions	(58,752)	(29,315)	(90,967)	(53,054)
Proceeds from sale of assets	9	—	91	279
Expenditures for major repairs	(328)	—	(690)	(728)
Investing activities of discontinued operations
Sales proceeds	—	—	—	1,097
Net cash required by investing activities	(59,071)	(29,315)	(91,566)	(52,406)
Financing Activities
Purchase of treasury stock	(150,399)	(50,021)	(189,834)	(50,021)
Repayments of long-term debt	(31)	(55,000)	(46)	(70,000)
Debt issuance costs	—	(36)	—	(99)
Amounts related to share-based compensation	(123)	(541)	(3,030)	(541)
Net cash required by financing activities	(150,553)	(105,598)	(192,910)	(120,661)
Net increase (decrease) in cash and cash equivalents	(166,226)	(109,187)	(206,660)	(34,504)
Cash and cash equivalents at beginning of period	287,671	369,424	328,105	294,741
Cash and cash equivalents at June 30	$121,445	$260,237	$121,445	$260,237

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three and six months ended June 30,  2015 and 2014.  EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2015	2014	2015	2014

Net income	$26,191	$73,232	$49,123	$82,865

Income taxes	14,840	34,381	31,929	39,981
Interest expense, net of interest income	8,314	10,514	14,770	19,594
Depreciation and amortization	21,317	19,685	42,495	39,346
EBITDA	70,662	137,812	138,317	181,786

(Income) loss from discontinued operations, net of tax	—	—	—	(781)
Accretion of asset retirement obligations	379	300	757	597
(Gain) loss on sale of assets	23	—	19	(170)
Other nonoperating (income) expense	4,854	(894)	(510)	(1,006)
Adjusted EBITDA	$75,918	$137,218	$138,583	$180,426

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2015	2014	2015	2014

Net cash provided by operating activities	$43,398	$25,726	$77,816	$138,429
Payments for property and equipment	(58,752)	(29,315)	(90,967)	(53,054)
Free cash flow	$(15,354)	$(3,589)	$(13,151)	$85,375